Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc.
125 Technology Park Lake Mary, FL 32746

The Measure of Success	FOR IMMEDIATE RELEASE

Greg Fraser, Executive Vice President
fraserg@FARO.com, 407-333-9911

FARO Names Jay Freeland Co-CEO

Lake Mary, Fla. – February 3, 2006 –  Faro Technologies, Inc. (Nasdaq: FARO) today announced that pursuant to a previously announced  succession plan of the board of directors, Jay Freeland, President and Chief Operating Officer will immediately share the function and title of  Chief Executive Officer (“CEO”) with CEO and co-founder Simon Raab.

The Company also announced that Simon Raab has entered into a previously discussed employment agreement with the Company under which Mr. Raab will serve as Co-CEO and Chairman of the Board of Directors and will reduce his commitment to an average of 80 hours per month for the remainder of 2006. The employment agreement provides that Mr. Raab’s base salary for the remainder of 2006 will equal one-half of his 2005 base salary. The employment agreement also contemplates that at any time after January 1, 2007 Mr. Raab may, in consultation with the Board of Directors, elect to further alter his commitment.

“This year Jay will formally assume CEO responsibility from an operational viewpoint and I will focus on the strategic plan and product and business development,” said Simon Raab, Co-CEO. “Since we announced this succession plan in February 2005 Jay and I have been working very closely together, and I see this as a seamless transition that will allow me to add value where my background and talent are best suited.”

“I am honored by the confidence which the Board of Directors has placed in me,” said Jay Freeland, Co-CEO. “I look forward to Simon’s continued impact on the organization as I develop my own plans to continue the strong growth of the Company in the large underserved CAM2 market.”

About FARO

With more than 9,100 installations and 4,100 customers globally, FARO Technologies, Inc. (NASDAQ: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO TrackArm; FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.